UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 26, 2005
AMIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or other jurisdiction of incorporation)	000-50397 (Commission File Number)	51-0309588 (IRS Employer Identification No.)

2300 BUCKSKIN ROAD, POCATELLO, IDAHO (Address of Principal Executive Offices)	83201 (Zip Code)
(208) 233-4690
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 26, 2005 the Board of Directors of AMIS Holdings, Inc. entered into a new employment agreement with Christine King, the Company’s Chief Executive Officer, that supersedes her existing employment agreement, which would have expired by its terms on December 31, 2005. The new employment agreement will expire on December 31, 2008. Pursuant to the terms of the new employment agreement, Ms. King will continue to serve as the Company’s Chief Executive Officer, and the Company will recommend to the Nominating and Governance Committee of the Company’s Board of Directors that she be nominated for reelection as a member of the Board at each annual shareholders meeting.
Ms. King’s annual base salary under the new employment agreement will remain at $500,000 until August 1, 2005, when it will increase to $550,000, subject to future increases at the discretion of the Board of Directors. Ms. King will be eligible for an annual bonus at a target rate of 100% of her annual base salary on the attainment of annual performance goals to be approved by the Board of Directors. In addition to standard employee benefits generally available to the Company’s employees, Ms. King will also receive supplemental health care insurance during the term of the new employment agreement and reimbursement of reasonable travel, entertainment and other business expenses in accordance with Company policies.
During 2005 Ms. King will be granted an option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the common stock on the grant date, which will have a 7-year term and will vest and become exercisable with respect to 1/4 of the shares on the first anniversary of the grant date and with respect to 1/48 of the shares each month after that date, with vesting accelerating fully on a change in control of the Company. Ms. King will be eligible to receive additional options at the discretion of the Board of Directors based on her performance and market competitiveness.
If Ms. King’s employment is terminated by the Company, Ms. King will receive the following severance benefits: a lump sum payment in cash equal to the value of her earned but unpaid annual base salary and other vested but unpaid cash entitlements through the termination date; any other vested benefits earned through the termination date under any employee benefit plan or arrangement maintained by the Company; If such termination occurs during the term of the new employment agreement other than for cause or by reason of her death or disability and not in connection with a change in control of the Company, Ms. King will also receive a cash payment in an amount equal to the sum of two times her then-current annual base salary and two times her then-current target bonus, to be paid in twelve equal monthly installments. As long as such termination is not for cause, all of Ms. King’s then-outstanding stock options will accelerate and become fully vested and exercisable with respect to 100% of the shares and remain exercisable for twelve months following the date her employment terminates. If Ms. King’s employment terminates within two years after a change in control of the Company other than for cause or by reason of her death or disability, Ms. King will also receive a lump sum cash payment in an amount equal to the sum of three times her then-current annual base salary and three times her then-current target bonus.
Under the new employment agreement, Ms. King is also subject to standard nondisclosure, nonsolicitation, noncompete and nondisparagement restrictions. A copy of Ms. King’s new employment agreement is filed as an exhibit to this current report on Form 8-K, and incorporated herein by reference.
ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
On July 26, 2005, the Board of Directors of AMIS Holdings, Inc. terminated its employment agreement with Christine King, the Company’s Chief Executive Officer, which would otherwise have expired by its terms on December 31, 2005, in connection with entering into a new employment agreement with Ms. King on that date. The terminated employment agreement between Ms. King and the Company was entered into as of August 15, 2001, and amended and restated in September 2003.
Pursuant to the terminated employment agreement, Ms. King initially was granted options to purchase an amount of shares equal to 2.5% of the Company’s common stock as of September 10, 2001 (or 1,164,667 shares of common stock). The Company also agreed to grant her options to purchase 0.5% the Company’s common stock calculated as of that same date on or about each of the first three anniversaries of that date with exercise prices equal to the fair market value of the common stock on the applicable grant date. All these options vest over time based on continued employment and become fully vested in the event of a change of control. Under the terminated employment agreement, upon termination of Ms. King’s employment by the Company without cause, Ms. King was entitled to full acceleration of all unvested options and a severance payment of one year’s base salary plus up to $4.2 million less any value realized on options held by Ms. King.
The Company granted to Ms. King a security interest in $4,200,000 of cash less any value realized on options held by Ms. King to secure the Company’s duties and obligations associated with the terminated employment agreement. As of March 25, 2005, Ms. King had released her security interest in $3,924,721 of this amount. The disclosure included under Item 1.01 of this current report on Form 8-K is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

10.1	Employment Agreement between Christine King and AMIS Holdings, Inc. dated as of July 26, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.
Date: August 1, 2005	By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Employment Agreement between Christine King and AMIS Holdings, Inc. dated as of July 26, 2005